Exhibit 99.1

Great Basin Scientific Prices $6 Million Public Offering of Units

Salt Lake City, May 26, 2016 – Great Basin Scientific, Inc. (NASDAQ: GBSN), a molecular diagnostics company, today announced it has priced a public offering of 3.16 million units at a public offering price of $1.90 per unit. The Company expects that the gross proceeds of the offering of the units will be approximately $6 million. Each unit will consist of one share of common stock and one Series G warrant. Each Series G warrant will entitle the holder to acquire one share of common stock at an exercise price of $1.90 per share, subject to adjustment, for a period of five years following the date of issuance.

Roth Capital Partners acted as the exclusive placement agent for the offering. After the placement agent’s fees and estimated offering expenses payable by the Company, the Company expects to receive net proceeds from the sale of the units of approximately $5.2 million. The offering is expected to close on or about June 1, 2016, subject to customary closing conditions. Great Basin intends to use the proceeds from the offering to fund its research and development, for sales and marketing expenses, to support the manufacture of additional analyzers, to expand its manufacturing capacity, and for general corporate purposes including working capital.

The units, shares of common stock and Series G warrants are being offered by Great Basin Scientific, Inc. pursuant to a registration statement on Form S-1 (File No. 333-211334) previously filed with and subsequently declared effective by the Securities and Exchange Commission. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

Copies of the preliminary prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company’s vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the company’s website at http://www.gbscience.com.

Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Media Contact:

Kate Ottavio Kent

ICR

203.682.8276

Kate.Ottavio-Kent@icrinc.com

Investor Relations Contact:

Scott Gordon

CorProminence

516.222.2560

gbinfo@corprominence.com

David Clair

ICR

646.277.1266

David.Clair@icrinc.com

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